Exhibit 99.1
Charles R. Williamson Named to PACCAR Board
June 16, 2006, Bellevue, Washington — Mr. Charles R. Williamson has been named to PACCAR Inc’s Board of Directors, effective July 1, 2006, according to Mark C. Pigott, PACCAR chairman and chief executive officer.
Charles R. Williamson was chairman and chief executive officer of Unocal, the California-based energy company, from 2001 until Unocal merged with Chevron in August 2005. He served as a director of Unocal from 2000 to 2005. During his excellent 28-year career with Unocal, he served in a variety of technical and management positions around the world including positions in the United Kingdom, Thailand and the Netherlands. Mr. Williamson was the chairman of the US-ASEAN Business Council from 2002-2005. He earned a Ph.D in geology from the University of Texas. He is a director of the Weyerhaeuser Company (NYSE:WY) and Talisman Energy Inc. (NYSE:TLM).
“PACCAR is very pleased that Mr. Williamson will be joining the Board. His thorough understanding of the Asian marketplace and his background in operations provide a strong perspective that will benefit PACCAR in its global growth,” said Mark Pigott.
PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. It also provides financial services and information technology and distributes truck parts related to its principal business.
PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.